Exhibit 99.1

Spectrum Brands, Inc. 601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard 608-278-6141

Spectrum Brands Holdings Declares
 First Quarterly Common Stock Dividend of $0.25 Per Share

Initiation of Regular Quarterly Dividend in Fiscal 2013 Follows
Special, One-Time Annual Dividend of $1.00 Per Share for Fiscal 2012

Madison, WI, January 29, 2013 -- Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, announced that its Board of Directors today declared a quarterly dividend of $0.25 per share on the Company’s common stock.  The dividend is payable on March 12, 2013 to stockholders of record as of the close of business on February 14, 2013.

“We are pleased to declare our Company’s first regular quarterly common stock dividend in recognition of Spectrum Brands’ strong, consistent and ongoing ability to generate solid free cash flow,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings.  “This reinforces our commitment to deliver attractive returns to our shareholders.  In future years after 2013, we expect to evaluate the opportunity to increase our dividend based on the growth of our free cash flow.”

As indicated in mid-September 2012 when the Company paid its one-time special dividend of $1.00 per common share, this quarterly dividend payment will qualify as a return of capital to shareholders.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, VARTA®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $3.25 billion in fiscal 2012. On a pro forma basis following the Company’s December 2012 acquisition of the Hardware & Home Improvement Group (HHI) from Stanley Black & Decker, Spectrum Brands had net sales of more than $4 billion for fiscal 2012.  For more information, visit www.spectrumbrands.com.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2013 (including its ability to increase its net sales and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to finance, complete the acquisition of, integrate, and to realize synergies from, the combined businesses of Spectrum Brands and the Hardware & Home Improvement Group of Stanley Black & Decker, and from our purchase of 56 percent of the equity of Shaser, Inc., and from other bolt-on acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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